Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-273505) and the related prospectus of Canadian Imperial Bank of Commerce (“CIBC”) for the registration of its Senior Debt Securities (unsubordinated indebtedness), Subordinated Debt Securities (subordinated indebtedness) and Common Shares and to the incorporation by reference therein of our reports of independent registered public accounting firm dated November 30, 2022 with respect to the consolidated financial statements of CIBC, which comprise the consolidated balance sheets of CIBC as at October 31, 2022 and October 31, 2021 and the consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended October 31, 2022, and CIBC’s effectiveness of internal control over financial reporting as of October 31, 2022, each of which is included in Exhibit B.3(b) incorporated by reference in CIBC’s 2022 Annual Report on Form 40-F for the fiscal year ended October 31, 2022 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

September 5, 2023